Exhibit 99.1

Rochester Medical Reports Fiscal 2012 First Quarter Results

Stewartville, MN January 25, 2012

Rochester Medical Corporation (NASDAQ:ROCM) today announced operating results for its first quarter ended December 31, 2011.

The Company reported sales of $13,846,000 for the current quarter compared to $10,946,000 for the first quarter of last year. It also reported net loss of $75,000 or ($.01) per diluted share compared to net loss of $169,000 or ($.01) per diluted share for the same quarter of last year.

The 26% increase in sales resulted from a 45% increase in Rochester Medical Direct Sales partially offset by a 20% decrease in Private Label Sales. The percentages were the same on a constant currency basis which assumes current exchange rate for all periods in order to exclude the impact of foreign exchange variations.

Net income adjusted for certain non-recurring unusual items and certain recurring non-cash expenses, or “Non-GAAP Net Income” for the current quarter was $285,000 or $.02 per diluted share compared to Non-GAAP Net Income of $377,000 or $.03 per diluted share for the first quarter of last year. The decrease for the current quarter was due to increased gross profit being more than offset by increased expenses primarily related to our expanded sales and marketing efforts.

Commenting on the first quarter, Rochester Medical’s CEO and President Anthony J. Conway said, “Our organic Direct Sales are growing nicely, especially where we have our own dedicated sales and marketing personnel. Overall U.S. Direct Sales rose 27% over last year’s first quarter with U.S. Acute Care sales rising 31% and U.S. Home Care sales growing at a 27% pace. These are strong numbers, and they reflect the increasing effectiveness of our U.S. Sales and Marketing team and the growing acceptance of our advanced catheter technology. The United Kingdom also reported strong 18% Direct Sales growth. The solid Direct Sales activities were offset by soft Private Label Sales which, as we have noted in the past, can fluctuate significantly in any given quarter due to the timing of orders. We believe that Private Label Sales for the full fiscal year remain on track. Direct Sales to International distributors were down somewhat compared to the same period last year. This too was due to timing of orders to some of our larger distributors, and we expect sales to those distributors to show growth for the full fiscal year. Overall I am pleased with our first quarter results, and we continue to expect strong Direct Sales growth and stable annualized Private Label Sales going forward.”

Conference Call and Webcast

The Company will hold a quarterly conference call today to discuss its earnings report. The call will begin at 3:30 p.m. central time (4:30 p.m. eastern time).

This call is being webcast by Thomson Reuters and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:

Domestic:      888.680.0865

International: 617.213.4853

Pass code:     76698813

Preregistration:

https://www.theconferencingservice.com/prereg/key.process?key=PUJTDK4BA

Replay will be available for seven days at www.rocm.com or via telephone at:

Domestic:      888 286.8010

International: 617 801.6888

Pass code:      23609340

Individual investors can listen to the call at www.fulldisclosure.com, Thomson Reuters individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

Forward-Looking Statements

This press release contains “forward-looking statements” with the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the future financial and operating results of Rochester Medical. Such statements are based on currently available information, operating plans and management’s expectations about future events and trends. Such statements inherently involve significant risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements, including the uncertainty of estimated revenues and profits, the uncertainty of current domestic and international economic conditions that could adversely affect the level of demand for the Company’s products and increased volatility in foreign exchange rates, the uncertainty of market acceptance of new product introductions, and our level of success in increasing Rochester Medical Direct Sales revenue, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of Private Label Sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011, and reports on Forms 10-Q and 8-K. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

Rochester Medical has provided Non-GAAP Net Income (Loss) in addition to net income (loss) calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net Income (Loss) provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results. Similarly, constant currency represents reported sales with the cost/benefit of currency movements removed. Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively. While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our Company performance on a constant dollar basis, and we believe this also allows our shareholders to understand better our Company’s growth trends.

Non-GAAP Net Income (Loss) and constant currency are not measures of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income (Loss) and constant currency are not comparable to information provided by other companies. Non-GAAP Net Income (Loss) and constant currency have limitations as analytical tools and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Reconciliations of Net Loss and Non-GAAP Net Income (Loss), and reconciliations of sales under GAAP and sales on a constant currency basis, are presented at the end of this press release.

About Rochester Medical Corporation

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company also sells certain ostomy and wound and scar care products and other brands of urological products into the European marketplace.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer or David A. Jonas, Chief Financial Officer of Rochester Medical Corporation at (507) 533-9600 or Parice Halbert, CFA, at Westwicke Partners (443) 213-0500. More information about Rochester Medical is available on its website at http://www.rocm.com.

ROCHESTER MEDICAL CORPORATION

Reconciliation of Reported GAAP Net Income to Non-GAAP Net Income

For the Three months ended

December 31, 2011 and 2010

	September 30,	September 30,
	(unaudited) Three months ended December 31,
	2011	2010

GAAP Net Loss as Reported	$(75,000)	$(169,000)

Loss Per Share as Reported	$(0.01)	$(0.01)

Adjustments for non-recurring unusual items:
Recruitment costs for additional US sales force (1)	—	132,000
Merger and acquisition costs for Laprolan B.V. (2)	—	90,000

Subtotal	—	222,000

Adjustments for recurring non-cash expenses:
Intangible amortization (3)	158,000	129,000
ASC 718 compensation expense (4)	202,000	195,000

Subtotal	360,000	324,000

Non-GAAP Net Income	$285,000	$377,000

Non-GAAP Diluted EPS	$0.02	$0.03

Weighted Average Shares - Diluted	12,311,866	12,605,122

(1)	Costs associated with recruitment firm to locate and hire 34 additional sales staff in the US. The gross amount of recruiting costs are $200,500 net of taxes of $68,500 for a net amount of $132,000.

(2)	Merger and acquisition related expenses net of taxes pertaining to the agreement to purchase Laprolan B.V. The gross amount of acquisition costs are $136,000 net of taxes of $46,000 for a net amount of $90,000.

(3)	Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation and the intangibles acquired in the January 2011 acquisition of Laprolan from Fornix N.V. Management believes these assets are appreciating. This adjustment adds back amortization expense for the three months ended December 31, 2011 and 2010 related to certain intangibles. The gross amount of amortization expense for the three months ended December 31, 2011 and 2010 is $218,000 and $163,000 net of taxes of $60,000 and $34,000 for net amounts of $158,000 and $129,000 respectively.

(4)	Compensation expense mandated by ASC 718. This adjustment adds back the compensation expense recorded for stock options granted to employees and directors that vested during the three months ended December 31, 2011 and 2010. The gross amount of compensation expense for the three months ended December 31, 2011 and 2010 is $316,000 and $295,000 net of taxes of $114,000 and $100,000 for net amounts of $202,000 and $195,000 respectively.

Rochester Medical Corporation

Press Release – F12 First Quarter

Condensed Balance Sheets

	September 30,	September 30,
	(unaudited) December 31, 2011	September 30, 2011
Assets

Current Assets
Cash and equivalents	$8,337,578	$8,722,935
Marketable securities	25,218,950	26,182,308
Accounts receivable	8,455,770	8,644,332
Inventories	11,670,635	11,278,694
Prepaid expenses and other assets	1,663,245	1,361,259
Deferred income tax asset	1,992,998	1,618,495

Total current assets	57,339,176	57,808,023

Property and equipment, net	12,171,612	12,052,685
Deferred income tax asset	1,167,763	1,242,010
Intangible assets, net	9,860,980	10,272,671
Goodwill	9,569,190	9,764,075

Total Assets	$90,108,721	$91,139,464

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,651,057	$2,773,398
Accrued expenses	2,546,604	2,961,270
Short-term debt	18,330,905	17,862,185

Total current liabilities	23,528,566	23,596,853

Long-term liabilities	1,806,711	1,565,764

Stockholders’ equity	64,773,444	65,976,847

Total Liabilities and Stockholder Equity	$90,108,721	$91,139,464

Rochester Medical Corporation

Press Release – F12 First Quarter

Summary Statements Of Operations

	September 30,	September 30,
	(unaudited) Three months ended December 31,
	2011	2010

Sales	$13,845,666	$10,946,405
Cost of sales	6,877,193	5,542,274

Gross profit	6,968,473	5,404,131
Gross profit %	50.3%	49.4%

Costs and expense:
Marketing and selling	4,504,120	3,881,980
Research and development	376,269	277,855
General and administrative	2,108,813	1,709,093

Total operating expenses	6,989,202	5,868,928

Loss from operations	(20,729)	(464,797)

Other income (expense)
Interest income	9,735	52,570
Interest expense	(81,150)	(31,259)
Other expense	(19,655)	(16,282)

Net loss before income taxes	(111,799)	(459,768)

Income tax benefit	(36,452)	(290,686)

Net loss	$(75,347)	$(169,082)

Net loss per common share - Basic	$(0.01)	$(0.01)

Net loss per common share - Diluted	$(0.01)	$(0.01)

Weighted Average Shares:
Basic	12,136,125	12,127,268

Weighted Average Shares:
Diluted	12,136,125	12,127,268

ROCHESTER MEDICAL CORPORATION

Reconciliation of Reported GAAP Revenue to Non-GAAP Revenue in Constant Currency

For the Three months ended

December 31, 2011 and 2010

	September 30,	September 30,
	(unaudited) Three months ended December 31,
	2011	2010

GAAP Sales as Reported	$13,845,666	$10,946,405

Exchange rate as Reported	1.57	1.58

Constant Currency Sales	$13,845,666	$10,923,574

(1) Exchange rate used for Constant Currency Purposes	1.57	1.57

Net Effect of Constant Currency Illustration	$—	$(22,831)

(1)	For illustrative purposes constant currency translates prior period foreign sales at current exchange rates.

For Rochester Medical Corporation this is the conversion rate of pound sterling to US dollars. The rate represents the average exchange rate for the respective three month period.